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                                                                     Exhibit 8.3

RP FINANCIAL, LC.
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Financial Services Industry Consultants


                                 June 9, 1999


Board of Trustees
The Rome Savings Bank
100 W. Dominick Street
Rome, New York 13440

Re:  Plan of Reorganization: Subscription Rights

Gentlemen:

     All capitalized terms not otherwise defined in this letter have the meanings given such terms in the amended plan of reorganization adopted by the Board of Trustees of The Rome Savings Bank ("Rome Savings" or the "Bank"). Pursuant to the plan of reorganization, Rome Savings will become a wholly-owned subsidiary of Rome Bancorp, Inc. (the "Holding Company"), a Delaware corporation, and the Holding Company will issue a majority of its common stock to Rome, MHC and sell a minority of its common stock to the public.

     We understand that in accordance with the plan of reorganization subscription rights to purchase shares of common stock in the Holding Company are to be issued to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Benefit Plans; and (3) Supplemental Eligible Account Holders. Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock in the Holding Company at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

     (1)  the subscription rights will have no ascertainable market value; and,

     (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Holding Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the Subscription Offering will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                       Sincerely,

                                       /s/ Gregory E. Dunn

                                       Gregory E. Dunn
                                       Senior Vice President


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